Consent of Independent Registered Public Accounting Firm

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Needham Growth Fund, Needham Aggressive Growth Fund and Needham Small Cap Growth Fund, each a “Portfolio” of The Needham Funds, Inc. under the caption “Independent Registered Public Accounting Firm”.

/s/ RSM US LLP

Boston, Massachusetts
February 7, 2022